EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Kestrel Energy, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 33-63171, 333-45587, 333-51875, 333-74101, 333-38776, and 333-68086) on
Form S-3 and the registration statements (Nos. 33-89716, 333-27769, 333-87473, 333-31336, 333-45350, and 333-99151) on Form S-3 of Kestrel Energy, Inc. of our
report dated October 3, 2002, relating to the balance sheet of Kestrel Energy, Inc. as of June 30, 2002, and the related statements of operations and comprehensive (loss), stockholders' equity, and cash flows for the year then ended, which report appears in the June 30, 2002 Annual Report on Form 10-KSB/A2 of Kestrel Energy, Inc.


                              Wheeler Wasoff, P.C.

Denver, Colorado
July 14, 2003